Exhibit 99.1

Investor Relations:	Anjali Aggarwal
Media Relations:	Jonathan Freedman
(617) 747-3300
ir@amg.com
pr@amg.com

AMG Appoints Reuben Jeffery to its Board of Directors

▶	New independent Director will enhance diversity of expertise within AMG’s Board of Directors

▶	Nathaniel Dalton and Niall Ferguson announce their intention not to seek re-election at 2020 Annual Meeting

WEST PALM BEACH, FL, April 28, 2020 – Affiliated Managers Group, Inc. (NYSE: AMG), a global asset management company, today announced the appointment of Reuben Jeffery to its Board of Directors, effective immediately.

Reuben Jeffery III served as President and Chief Executive Officer and member of the board of Rockefeller & Co. and Rockefeller Financial Services, Inc. from 2010 to 2018. He previously served seven years in the U.S. government in a variety of positions, including as Under Secretary of State for Economic, Energy and Agricultural Affairs; Chairman of the U.S. Commodity Futures Trading Commission; and as Special Assistant to the President on the staff of the National Security Council (2002 – 2009). At Goldman, Sachs & Co., Mr. Jeffery was Managing Partner of the firm’s Paris office and of its European Financial Institutions Group in London. He began his career as a corporate attorney with Davis Polk & Wardwell LLP. Currently, Mr. Jeffery serves as a board member of Barclays US LLC and a senior advisory board member of TowerBrook Capital Partners, L.P. He served as a non-executive director at Barclays Plc from 2010 to 2019. Mr. Jeffery received a B.A. in Political Science from Yale University and an M.B.A. and J.D. from Stanford University.

“I am very pleased that Reuben is joining AMG’s Board,” said Sean M. Healey, Executive Chairman of AMG. “Reuben brings a distinguished track record of leadership, capital allocation decision-making, and service on public company boards, along with extensive global financial services experience that will further diversify the Board’s broad expertise.”

“Reuben has a diverse leadership background across investment management, broader financial services, and public affairs and policy, and I look forward to working with our outstanding new Director,” said Jay C. Horgen, President and Chief Executive Officer of AMG. “As we continue to execute on AMG’s growth strategy and allocate capital to the areas of highest growth and return in our business, I am confident that Reuben’s perspective will be greatly additive to our Board.”

Separately, the Company also announced the decisions of Nathaniel Dalton and Niall Ferguson not to stand for re-election to the Board when their terms expire in June 2020. Mr. Dalton has served as an executive member of AMG’s Board of Directors since 2018. Mr. Ferguson has served as an independent director since 2014.

Mr. Healey added, “I am profoundly grateful to Nate for his friendship and support over the past 25 years, and am deeply proud of our work together in building AMG over the decades. We all wish Nate the very best as he increases his focus on other interests. I also thank Niall for his tremendous service to AMG over the past six years, and wish him every success in his future endeavors.”

About AMG

AMG is a global asset management company with equity investments in leading boutique investment management firms. AMG’s strategy is to generate long-term value by investing in leading independent active investment managers, through a proven partnership approach, and allocating resources across the Company’s unique opportunity set to the areas of highest growth and return. AMG’s innovative partnership approach allows each Affiliate’s management team to own significant equity in their firm while maintaining operational autonomy. In addition, AMG provides centralized assistance to its Affiliates on strategy, marketing, distribution, and product development. As of March 31, 2020, AMG’s aggregate assets under management were approximately $600 billion across a broad range of active, return-oriented strategies. For more information, please visit the Company’s website at www.amg.com.